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Warburg Pincus Institutional Fund, Inc. -  Emerging Markets Portfolio


Common Shares

         Annualized Total Return from inception Without Waivers:

                                    ((9,840/10,000)1/.08767* -1) = -16.80

         Aggregate Total Return from inception Without Waivers:

                                    ((9,840-10,000)/10,000) = -1.60%

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* - As used here 1/.08767 is an exponent.

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